Exhibit 99.1

FOR IMMEDIATE RELEASE

December 16, 2020

Ring Energy Announces Executive Management Changes

MIDLAND, Texas -- Ring Energy, Inc. (NYSE American: REI) (“Ring”) (“Company”) announced today executive management changes effective December 31, 2020.

The Company has announced the promotion of Mr. Alex Dyes to Executive Vice President of Engineering and Corporate Strategy, the promotion of Mr. Marinos Baghdati to Executive Vice President of Operations, and the promotion of Hollie Lamb to Vice President of Compliance and General Manager of the Midland, Texas office. Mr. Dyes and Mr. Baghdati will report directly to Paul D. McKinney, Chief Executive Officer and Chairman of the Board and Ms. Lamb will report to Mr. Dyes.

Additionally, Mr. David A. Fowler will step down from his position as President, but will remain in Midland, Texas in a consulting capacity with the Company taking over for Bill Parsons managing Investor Relations. In this new role, Mr. Fowler will also be assisting Mr. Dyes with Business Development. Mr. Danny Wilson, who has served the Company as the Executive Vice President and Chief Operating Officer since 2013, will be leaving the Company following the conclusion of a transition period to explore new professional opportunities.

Paul D. McKinney, Chief Executive Officer and Chairman of the Board, commented, “I would like to thank Bill Parsons for his many years of service to this company and its shareholders and wish him the very best in retirement. I would also like to thank David Fowler and Danny Wilson for their contribution to the Ring Energy story since its early days in 2013. The conventional, low decline, and long-life producing assets that form the foundation of this company is the result of their foresight, knowledge, and experience on what it takes to build a great oil and gas company. We are grateful for the opportunity to build upon their success and continue building shareholder value.” Additionally, Mr. McKinney said, “I would like to congratulate and thank Mr. Alex Dyes, Mr. Marinos Baghdati, and Ms. Hollie Lamb for accepting their new executive roles working with me to forge the path to greater profitability and growth.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations in Texas and New Mexico. www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019, its Form 10Q for the quarter ended September 30, 2020 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

David Fowler
Ring Energy, Inc.
Office: (432) 682-7464

Bill Parsons
K M Financial, Inc.
(702) 489-4447